Exhibit 99.1

FOR IMMEDIATE RELEASE

DATE:	January 29, 2015
CONTACT:	Larry Hueth President and Chief Executive Officer
PHONE:	(360) 565-8544

FIRST NORTHWEST BANCORP ANNOUNCES COMPLETION OF
CONVERSION AND STOCK OFFERING

Port Angeles, Washington, January 29, 2015 — First Northwest Bancorp (“First Northwest” or the “Company”) announced today that it has completed the conversion of First Federal Savings and Loan Association of Port Angeles (“First Federal” or the “Bank”) from mutual to stock form, including the related stock offering conducted in connection with the conversion.  As a result of the closing of the conversion and offering, the Bank has converted from a Washington chartered mutual savings bank to a Washington chartered stock savings bank, and the Company is now the holding company for the Bank.

A total of 12,167,000 shares of common stock were sold in the subscription offering at $10.00 per share.  Additionally, the Company contributed $400,000 in cash and 933,360 shares of common stock to the First Federal Community Foundation, the charitable foundation established by First Federal in connection with the conversion.  Following the offering and the contribution to the foundation, the Company has 13,100,360 shares of common stock outstanding.  Shares of the Company’s common stock are expected to begin trading on the NASDAQ Capital Market on Friday, January 30, 2015 under the symbol “FNWB.”

All shares of First Northwest’s common stock issued in the conversion have been issued in book entry form and will be held electronically on the books of the Company’s transfer agent, Computershare Trust Company, N.A.  No stock certificates will be issued.  Book entry statements reflecting shares purchased in the offering are expected to be mailed to purchasers on or about January 30, 2015.

Sandler O’Neill & Partners, L. P. acted as marketing agent in the subscription offering.  Breyer & Associates PC served as special legal counsel to the Bank and the Company for the conversion and the offering.

About First Northwest Bancorp

           First Northwest Bancorp is the holding company for First Federal, a Washington-chartered, community-based savings bank primarily serving the North Olympic Peninsula (Clallam and Jefferson counties) region of Washington through nine full-service banking offices, eight of which are located within Clallam and Jefferson counties, Washington, and one that is located in Kitsap County.  First Federal also has one loan production office located in Bellingham, Washington.

Disclosures About Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 about the conversion and offering.  Such forward looking statements may be identified by reference to a future period or periods, or by the use of forward looking terminology, such as “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect,” “will,” “may,” “continue,” or similar terms or variations on those terms, or the negative of those terms.  Forward-looking statements, by their nature, are subject to risks and uncertainties.  Certain factors that could cause actual results to differ materially from expected results include delays in commencement of trading in the Company’s shares, increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which the Company is engaged.  First Northwest wishes to caution readers not to place undue reliance on any such forward looking statements, which speak only as of the date made.  Except as required by law, First Northwest does not undertake any obligation to update any forward-looking statements to reflect changes in belief, expectations or events.